Exhibit 99.1

LPL Financial Announces Financial Results for Second Quarter 2013
- Record-Setting Net Revenue Exceeds $1 Billion -
- Quarterly Dividend Raised 40% to $0.19 Per Share -

Boston, MA - July 31, 2013 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $1,018.9 million for the second quarter of 2013, up 12.2% compared to second quarter 2012 net revenue of $907.8 million.

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$1,018,920	$907,843	12.2%	$1,993,716	$1,809,616	10.2%
Net Income	$45,091	$39,502	14.1%	$99,808	$80,681	23.7%
Earnings Per Share — diluted	$0.42	$0.35	20.0%	$0.93	$0.72	29.2%
Non-GAAP Measures:
Adjusted Earnings	$65,883	$54,973	19.8%	$134,026	$118,172	13.4%
Adjusted Earnings Per Share	$0.61	$0.49	24.5%	$1.25	$1.05	19.0%
Adjusted EBITDA	$131,045	$111,579	17.4%	$266,965	$236,534	12.9%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.

“Our second-quarter top-line results mark the strongest quarter in LPL's history with net revenues surpassing $1 billion," said Mark Casady, chairman and CEO of LPL Financial. "We continued to build upon our strong momentum from the first quarter, driven by improving business fundamentals including increased advisor productivity, rising asset levels and excellent production retention. Under these strong top-line conditions, we are able to generate more robust earnings growth and margin expansion as we leverage our infrastructure and control our expenses. This resulted in adjusted earnings per share increasing 25% year-over-year to $0.61 per share for the quarter."

"To sustain this trajectory across market cycles, we are committed to investing in our business to enhance simplicity, increase loyalty and support the growth of our advisors," continued Mr. Casady. "To advance this commitment, we have focused on blending senior leaders who have grown and evolved with LPL with the perspective and experience of management from outside LPL who bring an established track record of managing through change and introducing innovation in large complex organizations. With this structure successfully established, I am excited by the opportunity for this management team to execute on our strategy and deliver greater value to our advisors, employees and shareholders."

LPL Financial's chief financial officer Dan Arnold said, "This quarter reflected our ongoing commitment to the efficient deployment of our capital resources. Most notably, we refinanced our credit facility to enhance our capital flexibility. This enabled us to expand our share repurchase program, buying back 1.4 million shares for $52.8 million this quarter. In addition, we invested $18 million in capital expenditures and paid $14 million in total dividends. As we evaluated the strength and consistency of our free cash flow and examined value-added steps to benefit shareholders, we concluded, in addition to share buybacks, an increased dividend pay-out was compelling.

As a result, our Board has raised our quarterly dividend 40% to $0.19 per share. These actions demonstrate the success of the Company and our positive outlook on our future capital resources."

	As of June 30,
	2013	2012	% Change
Metric Highlights (unaudited)
Advisors	13,409	13,185	1.7%
Advisory and Brokerage Assets (billions)(1)	$396.7	$353.0	12.4%
Advisory Assets Under Custody (billions)(2)	$132.4	$111.4	18.9%
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(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Business Highlights

•	Growth in Advisory and Brokerage Assets. Total advisory and brokerage assets were $396.7 billion as of June 30, 2013, up 12.4% compared to $353.0 billion as of June 30, 2012. Key drivers included:

◦	Advisory assets in the Company's fee-based platforms were $132.4 billion at June 30, 2013, up 18.9% from $111.4 billion at June 30, 2012.

◦
Net new advisory assets, which exclude market movement, were $3.7 billion for the three months ended June 30, 2013. Growth in advisory assets was primarily driven by strong advisor productivity and the growth in assets managed by independent registered investment advisors (Independent RIAs).

•	Strong Revenue Growth. Net revenue for the second quarter of 2013 increased 12.2% to $1,018.9 million from $907.8 million in the prior year period. Key drivers of this growth included:

◦	Commission revenue increased 13.7% for the second quarter of 2013 compared to the prior year period reflecting improved commissions per advisor and the addition of new advisors.

◦	Advisory revenue increased 11.1% for the second quarter of 2013 compared to the prior year period, driven by strong net new advisory asset flows and overall improved market levels.

◦	Recurring revenue, a statistical measure reflecting a level of stability in the Company's performance, represented 65.6% of net revenue for the second quarter of 2013.

•
Increase in Cash Sweep Balances. The Company's average cash balances grew from $22.6 billion to $23.7 billion reflecting incremental investor deposits and the rebalancing of accounts. However, revenue generated from the Company's cash sweep programs declined 9.1% to $31.0 million in the second quarter of 2013 compared to $34.1 million in the prior year period. The rise in asset balances was offset by a decrease in the effective federal funds rate, which averaged 12 basis points in the second quarter of 2013 compared to 15 basis points in the prior year period, and a decline in our fee from 12 basis points to 7 basis points from our money market fund program.

•
Progress with our Service Value Commitment. The Company expects to recognize total costs of approximately $65 million through 2014 related to the Service Value Commitment program. These costs will cover primarily labor repositioning, outsourcing and technology investments. By 2015, the Company expects annual pre-tax run-rate savings of approximately $30 million to $35 million.

◦
The Company incurred $12 million of expense related to the implementation of the Service Value Commitment in the first half of 2013 primarily for services provided by outside consultants. The Company remains on track to incur approximately $40 million for the entire year.

•
Continued Share Repurchase Activity. The Company spent $52.8 million in the second quarter to buy back 1.4 million shares, at a weighted average price per share of $36.99. The weighted average share count for calculating diluted earnings per share decreased year-over-year to 107.7 million shares. Since the initial public offering, the Company has repurchased 11.8 million shares.

•
Increase in Quarterly Dividend.  The Company's Board of Directors has declared a cash dividend raising it 40% to $0.19 per share of the Company's common stock, to be paid on August 30, 2013 to all shareholders of record on August 15, 2013.  The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board.

Operational Highlights

•
High Growth in RIA Platform Assets. Assets under custody on the LPL Financial Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 66.6% to $49.8 billion as of June 30, 2013, encompassing 215 Independent RIA firms, compared to $29.9 billion and 166 Independent RIA firms as of June 30, 2012.

•	Enhancing Advisor Experience:
This quarter the Company introduced a pilot program for its new Account View, a redesigned client portal that provides its advisors’ clients with their portfolio, account, position, transaction, and statement information. With an improved and intuitive user-interface, the portal enhances the end-user experiences with expanded content. Concurrently LPL Financial is introducing LPL Financial Mobile - the Company's first mobile application for advisors - which will better enable advisors to stay connected to their clients. Advisors will have the ability to search for their clients on Account View, view detailed client holdings, transactions and statements and send secure messages to their clients. The rollout of LPL Financial Mobile reinforces the value of personal advice and communication between advisors and their clients.
The Company also expanded its pilot program for its new trade and rebalancing system this quarter as part of the Company's broader commitment to develop tools and resources to enhance the ability of advisors to operate their businesses at a greater level of efficiency and on a more scalable basis. Developed in partnership with FolioDynamix, a leading provider of wealth management technology, the new solution provides multiple portfolio trading and rebalancing options, so that advisors can perform a range of trading and rebalancing activities for any number of their portfolios simultaneously. The result is a remarkable savings in advisor time and effort.

•	Industry Recognition:
Barron's named six LPL Financial advisors in the Barron's list of America's Top 100 Women Financial Advisors for 2013. Barron's Top 100 Women Financial Advisors list annually recognizes the top women wealth advisors in the nation, ranked in part according to assets under management, revenue generated for the advisor's firm and the overall quality of their practice.
Bank Investment Consultant, a leading information source for financial advisors and program managers who work in banks and credit unions, named seven LPL Financial Institution Services investment program managers in their list of Top 20 Program Managers of 2013; two additional investment program managers were recognized with honorable mention.
The Boston Globe named LPL Financial one of the top 100 best-performing companies in Massachusetts. The Boston Globe's 2013 Globe 100 list recognized the best-performing publicly traded corporations based in Massachusetts by how well they increased sales, profits and returns for shareholders during 2012.
Conference Call and Additional Information

The Company will hold a conference call to discuss results at 8:00 a.m. EDT on Wednesday, July 31, 2013.  The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 97752290. For additional information, please visit the Company's website to access the Q2 2013 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 97752290. The telephonic replay will be available until 11:59 p.m. EDT on August 7, 2013.

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	% Change	2013	2012	% Change
Revenues
Commission	$508,399	$447,243	13.7%	$993,971	$910,896	9.1%
Advisory	298,094	268,192	11.1%	579,320	519,173	11.6%
Asset-based	107,505	102,784	4.6%	211,271	200,025	5.6%
Transaction and other	88,631	78,894	12.3%	178,009	153,466	16.0%
Other	16,291	10,730	51.8%	31,145	26,056	19.5%
Net revenues	1,018,920	907,843	12.2%	1,993,716	1,809,616	10.2%
Expenses
Production	713,115	630,136	13.2%	1,382,838	1,257,043	10.0%
Compensation and benefits	98,227	93,034	5.6%	197,007	182,046	8.2%
General and administrative	84,470	84,457	—%	162,241	152,023	6.7%
Depreciation and amortization	20,245	17,412	16.3%	40,019	34,587	15.7%
Restructuring charges	7,332	2,057	*	13,369	3,751	*
Total operating expenses	923,389	827,096	11.6%	1,795,474	1,629,450	10.2%
Non-operating interest expense	12,667	13,439	(5.7)%	24,827	29,471	(15.8)%
Loss on extinguishment of debt	7,962	—	*	7,962	16,524	(51.8)%
Total expenses	944,018	840,535	12.3%	1,828,263	1,675,445	9.1%
Income before provision for income taxes	74,902	67,308	11.3%	165,453	134,171	23.3%
Provision for income taxes	29,811	27,806	7.2%	65,645	53,490	22.7%
Net income	$45,091	$39,502	14.1%	$99,808	$80,681	23.7%
Earnings per share
Basic	$0.42	$0.36	16.7%	$0.94	$0.73	28.8%
Diluted	$0.42	$0.35	20.0%	$0.93	$0.72	29.2%
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* Not Meaningful

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income to Adjusted EBITDA, a non-GAAP measure, for the periods presented is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$45,091	$39,502	$99,808	$80,681
Interest expense	12,667	13,439	24,827	29,471
Income tax expense	29,811	27,806	65,645	53,490
Amortization of intangible assets(a)	9,768	9,948	19,544	19,780
Depreciation and amortization of fixed assets	10,477	7,464	20,475	14,807
EBITDA	107,814	98,159	230,299	198,229
EBITDA Adjustments:
Employee share-based compensation expense(b)	4,486	5,176	8,448	9,336
Acquisition and integration related expenses(c)	3,282	5,056	3,726	6,914
Restructuring and conversion costs(d)	7,322	2,164	13,585	4,174
Debt extinguishment costs(e)	7,968	109	7,968	16,652
Equity issuance and related offering costs(f)	—	446	—	446
Other(g)	173	469	2,939	783
Total EBITDA Adjustments	23,231	13,420	36,666	38,305
Adjusted EBITDA	$131,045	$111,579	$266,965	$236,534

Continued on following page

The reconciliation from net income to Adjusted Earnings, a non-GAAP measure, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$45,091	$39,502	$99,808	$80,681
After-Tax:
EBITDA Adjustments(h)
Employee share-based compensation expense(i)	3,200	3,806	6,102	6,973
Acquisition and integration related expenses(j)	2,025	3,561	946	4,707
Restructuring and conversion costs	4,518	1,335	8,382	2,575
Debt extinguishment costs	4,916	67	4,916	10,274
Equity issuance and related offering costs	—	275	—	275
Other	106	289	1,813	483
Total EBITDA Adjustments	14,765	9,333	22,159	25,287
Amortization of intangible assets(h)	6,027	6,138	12,059	12,204
Adjusted Earnings	$65,883	$54,973	$134,026	$118,172
Adjusted Earnings per share(k)	$0.61	$0.49	$1.25	$1.05
Weighted average shares outstanding — diluted	107,695	112,834	107,465	112,679
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(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value recognized over the requisite service period of the individual awards, which generally equals the vesting period.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the three and six months ended June 30, 2013, approximately $2.2 million and $1.2 million, respectively, were recognized as a charge against earnings due to a net increase in the estimated fair value of contingent consideration.

(d)
Represents organizational restructuring charges, conversion and other related costs incurred resulting from the expansion of the Service Value Commitment, the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of June 30, 2013, we have recognized approximately 19% of costs related to the expansion of the Service Value Commitment, which is expected to be completed in 2015. As of June 30, 2013, approximately 91% and 99% of costs related to the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities, respectively, have been recognized. The remaining costs from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities largely consist of the amortization of transition payments that have been made in connection with these two consolidations for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred resulting from the early extinguishment and repayment of amounts outstanding on our prior senior secured credit facilities, including the write-off of unamortized debt issuance costs that had no economic benefit, as well as various other charges incurred in connection with the repayment under prior senior secured credit facilities and the establishment of new senior secured credit facilities. Results for the three and six months ended June 30, 2013 include a write off of $8.0 million related to the May 2013 refinance and amendment of our prior credit agreement. Results for the six months ended June 30, 2012 include a write off $16.5 million related to the March 2012 refinance and replacement of our original credit agreement.

(f)	Represents equity issuance and offering costs incurred related to the closing of a secondary offering in the second quarter of 2012.

(g)
Generally, represents certain excise and other taxes. Results for the six months ended June 30, 2013 include $2.7 million of severance and termination benefits related to a change in management structure that have been excluded from the presentation of Adjusted EBITDA.

(h)
Generally, EBITDA Adjustments and amortization of intangible assets have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30%, net of the federal tax benefit, for the three and six months ended June 30, 2013 and 2012, except as noted in Notes (i) and (j) in this table.

(i)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, shares awarded to employees under the ESPP for which the Company receives a tax deduction, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, for which the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.1 million and $1.6 million, respectively, for the three months ended June 30, 2013 and 2012. For the six months ended June 30, 2013 and 2012, share-based compensation for vesting of incentive stock options was $2.3 million and $3.2 million, respectively.

(j)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the six months ended June 30, 2013 reflect a $3.8 million reduction of expense related to the estimated fair value of contingent consideration for the stock acquisition of Concord, that is not deductible for tax purposes. Non-deductible transaction costs were $1.2 million for the three and six months ended June 30, 2012.

(k)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Earnings per share — diluted	$0.42	$0.35	$0.93	$0.72
After-Tax:
EBITDA Adjustments per share	0.14	0.08	0.21	0.22
Amortization of intangible assets per share	0.05	0.06	0.11	0.11
Adjusted Earnings per share	$0.61	$0.49	$1.25	$1.05

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) amortization of intangible assets resulting from various acquisitions, (c) debt extinguishment costs, (d) restructuring and conversion costs, (e) equity issuance and related offering costs and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, plans, and ability and plans to repurchase shares and pay dividends in the future, including projected expenses and savings as a result of the Service Value Commitment, as well as any other statements that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of July 31, 2013. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry; changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2012 Annual Report on Form 10-K and any subsequent SEC filings. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2013), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,400 financial advisors and approximately 700 financial institutions. In addition, LPL Financial supports over 4,600 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 3,000 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com